Exhibit 99.1

FOSTER WHEELER REPORTS MULTIPLE RECORDS IN FIRST QUARTER OF 2008

•	$138 million net income
•	$195 million consolidated EBITDA
•	$3.6 billion scope backlog
•	14.2 million man-hours in E&C backlog
•	$1.2 billion in total cash and cash equivalents

HAMILTON, BERMUDA, May 7, 2008 -- Foster Wheeler Ltd. (Nasdaq: FWLT) today reported record net income for the first quarter of 2008 of $138.1 million, or $0.95 per diluted share, compared with $114.8 million, or $0.80 per diluted share, in the first quarter of 2007. Net income in the first quarter of 2008 was aided by a net asbestos-related gain of $14.2 million. Excluding the gain, net income in the first quarter of 2008 was a record $123.9 million, or $0.85 per diluted share.

First-quarter 2008 consolidated EBITDA (earnings before interest expense, income taxes, depreciation and amortization) was a record $195.3 million, compared with $162.3 million in the first quarter of 2007. Excluding the net asbestos-related gain noted above, consolidated EBITDA in the first quarter of 2008 was a record $181.1 million.

The following tables present average quarterly data for 2007. The company believes that such figures provide meaningful comparative relevance for certain key metrics in light of the significant quarter-to-quarter variability that is inherent in the company’s financial results.

	Q1 2008	Q1 2007	Average Qtr of 2007
Net income	$138 million	$115 million	$98 million
Net income, as adjusted	$124 million	$115 million	$97 million
Consolidated EBITDA	$195 million	$162 million	$148 million
Consolidated EBITDA, as adjusted	$181 million	$162 million	$146 million

Commenting on the company’s quarterly results, Foster Wheeler’s Chairman and Chief Executive Officer, Raymond J. Milchovich, said, “Our net income, as adjusted, in the first quarter of 2008 was a record and was up markedly from the average quarter of 2007. The results were largely attributable to the sharply improved performance of our Global Power Group and continued operational and commercial excellence in our Global Engineering and Construction Group.”

Global Engineering and Construction (E&C) Group

	Q1 2008	Q1 2007	Average Qtr of 2007
New orders booked (FW Scope)	$613 million	$533 million	$538 million
Operating revenues (FW Scope)	$547 million	$530 million	$536 million
Segment EBITDA	$135 million	$141 million	$126 million
EBITDA Margin	24.6%	26.6%	23.6%

•
Segment EBITDA was $134.5 million in the first quarter of 2008, an increase of 7% compared with the average quarter of 2007. EBITDA margin on scope revenue was 24.6% in the first quarter of 2008, compared with 23.6% for the full-year 2007.

•	Operating revenues in Foster Wheeler Scope were $547.2 million in the first quarter of 2008, an increase of 2% compared with scope revenue for the average quarter of 2007.
•	New orders booked in Foster Wheeler Scope were $612.5 million in the first quarter of 2008, an increase of 14% compared with the average quarter of 2007.
•	Backlog in Foster Wheeler Scope was a record $1.8 billion at the end of the first quarter of 2008, up 13% compared with the year-ago period.
•	At the end of the first quarter of 2008, the number of man-hours in backlog amounted to 14.2 million, an increase of 15% compared with the year-ago period.

Global Power Group (GPG)

	Q1 2008	Q1 2007	Average Qtr of 2007
New orders booked (FW Scope)	$533 million	$541 million	$499 million
Operating revenues (FW Scope)	$402 million	$325 million	$354 million
Segment EBITDA	$64 million	$37 million	$35 million
EBITDA Margin	16%	11.4%	9.8%

•
Segment EBITDA was $64.4 million in the first quarter of 2008, an increase of 83% compared with the average quarter of 2007. The results were driven by the company’s commercial and operational improvement initiatives. Results in the first quarter of 2008 were also aided by a commitment fee of $7.5 million and a $4.9 million increase in equity earnings due largely to higher electricity rates for a partially owned power plant in Chile. EBITDA margin on scope revenue was 16% in the first quarter of 2008, as compared to 9.8% for the full-year 2007. Excluding the 2007 impact of a $30 million reserve for a legacy power project, the average quarterly EBITDA was $42 million and the average EBITDA margin on scope revenue was 12%.

•	Operating revenues in Foster Wheeler Scope were $401.7 million in the first quarter of 2008, an increase of 14% compared with the average quarter of 2007.
•	New orders booked in Foster Wheeler Scope were $533.3 million in the first quarter of 2008, an increase of 7% compared with the average quarter of 2007.
•	Backlog in Foster Wheeler Scope was a record $1.8 billion at the end of the first quarter of 2008, an increase of 55% compared with scope backlog at the end of the year-ago quarter.

Milchovich noted, “Our businesses witnessed very strong market demand during the quarter, and we expect both groups to have a very good year. In our E&C business, the market segments we serve continue to be very robust. Demand in the refining and petrochemical sectors is very strong. And in the LNG market, where demand continues to grow strongly and where we have a strong presence, we signed pre-FEED contracts in the first quarter for two significant planned LNG liquefaction investments. Our Global Power Group had a terrific quarter and, overall, the markets we serve remain strong. However, of late we have noticed a change in the tone of the solid-fuel boiler market, primarily in North America. We are beginning to see instances of delays in certain projects that we view as prospects. Environmental considerations have imposed restraints on clients regarding the progress of some projects. In addition, and to varying degrees, clients have expressed concerns regarding cost inflation and slower economic growth in the North American market.”

Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of engineering, procurement, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the upstream oil and gas, LNG and gas-to-liquids, refining, petrochemicals, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The company is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, please visit our Web site at www.fwc.com.

Calculation of EBITDA
EBITDA is a supplemental financial measure not defined in generally accepted accounting principles or GAAP. The Company defines EBITDA as income before interest expense, income taxes, depreciation and amortization. The Company has presented EBITDA because it believes it is an important supplemental measure of operating performance. EBITDA, after adjustment for certain unusual and infrequent items specifically excluded in the terms of the Company's current and prior senior credit agreements, is used for certain covenants under its current and prior senior credit agreements. The Company believes that the line item on its consolidated statements of operations and comprehensive income entitled "net income" is the most directly comparable GAAP financial measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or any other GAAP financial measure.

EBITDA, as calculated by the Company, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company's ability to fund its cash needs. As EBITDA excludes certain financial information that is included in net income, users of this financial information should consider the type of events and transactions that are excluded.

The Company's non-GAAP performance measure, EBITDA, has certain material limitations as follows:
•
It does not include interest expense. Because the Company has borrowed money to finance some of its operations, interest is a necessary and ongoing part of its costs and has assisted the Company in generating revenue. Therefore, any measure that excludes interest has material limitations;

•	It does not include taxes. Because the payment of taxes is a necessary and ongoing part of the Company's operations, any measure that excludes taxes has material limitations; and
•
It does not include depreciation and amortization. Because the Company must utilize property, plant and equipment and intangible assets in order to generate revenues in its operations, depreciation and amortization are necessary and ongoing costs of its operations. Therefore, any measure that excludes depreciation and amortization has material limitations.

Calculation of EBITDA Margin
Segment EBITDA margin is calculated by dividing business unit operating revenues in Foster Wheeler Scope into business unit EBITDA.

Foster Wheeler Scope
Foster Wheeler Scope represents that portion of unfilled orders, new orders booked and operating revenues on which profit can be earned. Foster Wheeler Scope excludes revenues relating to third-party costs incurred by the company as agent or principal on a reimbursable basis. The Company began comprehensively reporting Foster Wheeler Scope as of 2005.

Conference Call Information
Foster Wheeler Ltd. plans to hold a conference call today, Wednesday, May 7, at 11:00 a.m. (Eastern) to discuss its financial results for the first quarter of 2008.

The call will be accessible to the public by telephone or webcast, and the company will post an accompanying slide presentation in the investor relations section of its web site (www.fwc.com).   To listen to the call by telephone, dial 973-935-8752 (conference I.D. No. 40820119#) approximately ten minutes before the call.  The conference call will also be available over the Internet at www.fwc.com or through StreetEvents at www.streetevents.com.

A replay of the call will be available on the company's web site as well as by telephone.  To listen to the replay by telephone, dial 706-645-9291 (replay passcode 40820119# required) starting one hour after the conclusion of the call through 8:00 p.m. (Eastern) on Friday, June 6, 2008. The replay can also be accessed on the company's web site for four weeks following the call.

Safe Harbor Statement
Foster Wheeler news releases may contain forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding the Company’s expectations regarding revenues (including as expressed by its backlog), its liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims, and the costs of current and future asbestos claims, and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described in Part I, Item 1A “Risk Factors” of the Company’s most recent annual report on Form 10-K and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the oil and gas, oil refining, chemical/petrochemical and power industries, changes in the financial condition of its customers, changes in regulatory environments, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, compliance with laws and regulations relating to its global operations, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, interruptions to shipping lanes or other methods of transport, outcomes of pending and future litigation, including litigation regarding the Company’s liability for damages and insurance coverage for asbestos exposure, protection and validity of its patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with its debt covenants, recoverability of claims against its customers and others by the Company and claims by third parties against the Company, and changes in estimates used in its critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the Company’s control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

# # #
08-291

Contacts:
Media	Maureen Bingert	908 730 4444	E-mail: maureen_bingert@fwc.com
Investor Relations	Scott Lamb	908-730-4155	E-mail: scott_lamb@fwc.com
Other Inquiries		908 730 4000	fw@fwc.com

Foster Wheeler Ltd. and Subsidiaries
Condensed Consolidated Statement of Operations
(in thousands of dollars, except share data and per share amounts)
(unaudited)

	Three months ended
	March 28, 2008	March 30, 2007

Backlog	$8,951,400	$5,706,500
New orders booked	1,243,700	1,416,500

Operating revenues	$1,795,724	$1,152,122
Cost of operating revenues	(1,578,753)	(944,610)
Contract profit	216,971	207,512

Selling, general & administrative expenses	(64,896)	(55,088)
Other income	19,534	5,764
Other deductions	(11,891)	(8,172)
Interest income	10,531	5,752
Interest expense	(6,151)	(4,725)
Minority interest in income of consolidated affiliates	(473)	(2,309)
Net asbestos-related gain	14,188	-

Income before income taxes	177,813	148,734
Provision for income taxes	(39,750)	(33,909)
Net income	$138,063	$114,825

Shares Outstanding:
Weighted-average number of common shares outstanding for basic earnings per common share	143,917,790	139,507,752

Weighted-average number of common shares outstanding for diluted earnings per common share	145,298,514	143,531,056

Earnings per common share:
Basic	$0.96	$0.82
Diluted	$0.95	$0.80

Foster Wheeler Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet
(in thousands of dollars)
(unaudited)

	March 28,	December 28,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$1,160,191	$1,048,544
Accounts and notes receivable, net:
Trade	575,171	580,883
Other	134,113	98,708
Contracts in process	239,918	239,737
Prepaid, deferred and refundable income taxes	39,162	36,532
Other current assets	44,798	39,979
Total current assets	2,193,353	2,044,383

Land, buildings and equipment, net	349,903	337,485
Restricted cash	36,183	20,937
Notes and accounts receivable – long-term	2,564	2,941
Investments in and advances to unconsolidated affiliates	220,748	198,346
Goodwill, net	62,672	53,345
Other intangible assets, net	64,869	61,190
Asbestos-related insurance recovery receivable	307,053	324,588
Other assets	94,781	93,737
Deferred income taxes	110,946	112,036
TOTAL ASSETS	$3,443,072	$3,248,988

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current installments on long-term debt	$19,520	$19,368
Accounts payable	327,591	372,531
Accrued expenses	308,153	331,814
Billings in excess of costs and estimated earnings on uncompleted contracts	835,542	744,236
Income taxes payable	79,655	55,824
Total current liabilities	1,570,461	1,523,773

Long-term debt	193,386	185,978
Deferred income taxes	81,998	81,008
Pension, postretirement and other employee benefits	285,915	290,741
Asbestos-related liability	359,429	376,803
Other long-term liabilities and minority interest	213,303	216,916
Commitments and contingencies
TOTAL LIABILITIES	2,704,492	2,675,219

Temporary Equity:
Non-vested restricted awards subject to redemption	2,425	2,728
TOTAL TEMPORARY EQUITY	2,425	2,728

Shareholders' Equity:
Preferred shares	-	-
Common shares	1,441	1,439
Paid-in capital	1,389,952	1,385,311
Accumulated deficit	(416,532)	(554,595)
Accumulated other comprehensive loss	(238,706)	(261,114)
TOTAL SHAREHOLDERS’ EQUITY	736,155	571,041
TOTAL LIABILITIES, TEMPORARY EQUITY
AND SHAREHOLDERS’ EQUITY	$3,443,072	$3,248,988

Foster Wheeler Ltd. and Subsidiaries
Business Segments
(in thousands of dollars)
(unaudited)

	Three months ended
	March 28, 2008	March 30, 2007
Global Engineering & Construction Group
Backlog - in future revenues	$7,177,900	$4,554,700
New orders booked - in future revenues	707,300	872,700
Operating revenues	1,391,001	824,169
EBITDA	134,460	141,133

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	1,803,600	1,601,500
New orders booked - in Foster Wheeler Scope	612,500	533,300
Operating revenues - in Foster Wheeler Scope	547,208	529,631

Global Power Group
Backlog - in future revenues	1,773,500	1,151,800
New orders booked - in future revenues	536,400	543,800
Operating revenues	404,723	327,953
EBITDA	64,416	37,024

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	1,760,600	1,138,500
New orders booked - in Foster Wheeler Scope	533,300	540,700
Operating revenues - in Foster Wheeler Scope	401,663	324,822

Corporate & Finance Group (2)
EBITDA	(3,556)	(15,860)

Consolidated
Backlog - in future revenues	8,951,400	5,706,500
New orders booked - in future revenues	1,243,700	1,416,500
Operating revenues	1,795,724	1,152,122
EBITDA	195,320	162,297

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	3,564,200	2,740,000
New orders booked - in Foster Wheeler Scope	1,145,800	1,074,000
Operating revenues - in Foster Wheeler Scope	948,871	854,453

(1)
Foster Wheeler Scope represents that portion of backlog, new orders booked and operating revenues on which profit can be earned. Foster Wheeler Scope excludes revenues relating to third-party costs incurred by the company as agent or principal on a reimbursable basis.

(2)	Includes intersegment eliminations.

Foster Wheeler Ltd. and Subsidiaries
Reconciliations of EBITDA and Foster Wheeler Scope
(in thousands of dollars)
(unaudited)

	Three months ended		Twelve months ended
	March 28, 2008	March 30, 2007	December 28, 2007
Reconciliation of EBITDA to Net Income
EBITDA:
Global Engineering & Construction Group	$134,460	$141,133	$505,647
Global Power Group	64,416	37,024	139,177
Corporate & Finance Group	(3,556)	(15,860)	(52,984)
Consolidated EBITDA	195,320	162,297	591,840
Less: Interest expense	(6,151)	(4,725)	(19,855)
Less: Depreciation/amortization (1)	(11,356)	(8,838)	(41,691)
Income before income taxes	177,813	148,734	530,294
Provision for income taxes	(39,750)	(33,909)	(136,420)
Net income	$138,063	$114,825	$393,874

Reconciliation of Foster Wheeler Scope Operating
Revenues to Operating Revenues

Global Engineering & Construction Group

Operating revenues - in Foster Wheeler Scope	$547,208	$529,631	$2,144,199
Flow-through revenues	843,793	294,538	1,537,060
Operating revenues	1,391,001	824,169	3,681,259

Global Power Group

Operating revenues - in Foster Wheeler Scope	401,663	324,822	1,413,462
Flow-through revenues	3,060	3,131	12,522
Operating revenues	404,723	327,953	1,425,984

Consolidated

Operating revenues - in Foster Wheeler Scope	948,871	854,453	3,557,661
Flow-through revenues	846,853	297,669	1,549,582
Operating revenues	$1,795,724	$1,152,122	$5,107,243

(1)	The depreciation / amortization by business segment:

	Three months ended		Twelve months ended
	March 28, 2008	March 30, 2007	December 28, 2007
Global Engineering & Construction Group	$(5,635)	$(3,478)	$(17,485)
Global Power Group	(5,378)	(5,019)	(22,835)
Corporate & Finance Group	(343)	(341)	(1,371)
Total depreciation / amortization	$(11,356)	$(8,838)	$(41,691)

Foster Wheeler Ltd. and Subsidiaries
EBITDA and Diluted Earnings Per Common Share Reconciliation
(unaudited)

	Three Months Ended
	March 28, 2008
			Diluted Earnings
	EBITDA	Net Income	Per Common Share
As adjusted	$181,132	$123,875	$0.85

Add back:
Net asbestos-related gain	14,188	14,188	0.10

As reported	$195,320	$138,063	$0.95

	Twelve Months Ended
	December 28, 2007
			Diluted Earnings
	EBITDA	Net Income	Per Common Share
As adjusted	$585,695	$387,729	$2.68

Add back:
Net asbestos-related gain	6,145	6,145	0.04

As reported	$591,840	$393,874	$2.72

Foster Wheeler Ltd. and Subsidiaries
Average Quarter of 2007 Calculation
(in thousands of dollars)
(unaudited)

	2007 Full Year Amount	2007 Quarterly Average Amount *

Consolidated
Net income	$393,874	$98,469
Net income, as adjusted	387,729	96,932
Consolidated EBITDA	591,840	147,960
Consolidated EBITDA, as adjusted	585,695	146,424

Global Engineering & Construction Group
New orders booked - in Foster Wheeler Scope	$2,150,800	$537,700
Operating revenues - in Foster Wheeler Scope	2,144,199	536,050
Segment EBITDA	505,647	126,412
EBITDA margin	23.6%	23.6%

Global Power Group
New orders booked - in Foster Wheeler Scope	$1,996,000	$499,000
Operating revenues - in Foster Wheeler Scope	1,413,462	353,366
Segment EBITDA	139,177	34,794
EBITDA margin	9.8%	9.8%

* To calculate the quarterly average dollar amounts, the company divided reported annual figures by four.